INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
THIRD QUARTER 2021 FINANCIAL RESULTS

Indianapolis, IN - November 8, 2021 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended September 30, 2021.

Third Quarter Highlights
(As compared to third quarter 2020)

•Record quarterly revenue totaling $697.8 million, an increase of 33.6%.
•Record Renewable Segment revenue totaling $517.2 million, an increase of 58.1%.
•Net loss of $99.6 million, primarily driven by the loss on debt extinguishment and other related expenses, as compared to net income of $11.3 million.
•Adjusted EBITDA of $49.8 million, an increase of 15.7%.
•Total backlog of $2.7 billion, an increase of 41.4%; backlog has increased 30.3% since December 31, 2020.
•Increasing full year revenue guidance to a range of $2.0 billion to $2.1 billion and narrowing Adjusted EBITDA guidance to a range of $130 million to $135 million.
•Completed equity and debt offerings that redeemed all Series B Preferred Stock and extinguished the Company’s previous term loan.
•Company to host earnings conference call at 11 AM ET on Tuesday, November 9, 2021.

Warrant Repurchase Program

The IEA Board of Directors has authorized a program to repurchase up to $25 million of outstanding warrants (NASDAQ: IEAWW) to further streamline the Company’s capital structure. The purchases will be made from time-to-time in the open market. The program will begin on November 11, 2021, and it will end no later than the expiration of the warrants on March 26, 2023.

Management Commentary

“In Q3 2021, IEA generated record revenues for the second consecutive quarter, and so we are raising our revenue estimates for the full year,” said J.P. Roehm, IEA’s President and Chief Executive Officer. “Revenue growth resulted from significant increases in our Renewables Segment with both higher wind project revenue combined with a $35 million increase in solar revenue. Importantly, even with two record revenue quarters, our total backlog remained strong at $2.7 billion. While we achieved record revenue, we are not immune to the challenges of increasing materials costs and the supply chain delays which are affecting the entire construction industry. These challenges have made it difficult to sequence the work on our projects, resulting in higher costs and lowering our margins. As such, we are narrowing our Adjusted EBITDA guidance range for the year but remain within our original guidance range despite these near-term operating challenges.”

Mr. Roehm continued, “We remain very confident in our new business pipeline given the continued, multi-year investment in renewables planned at the federal, state and local levels. While supply chain constraints, cost inflation and regulatory policy may impact renewable business results in the near term, the longer-term outlook for both wind and solar construction remains exceptionally strong, as the levelized costs for both wind and solar become increasingly competitive. We also see continued opportunities for coal ash remediation work, a market segment to which IEA brings significant scale and expertise and that will require significant investment from some of the largest U.S. utilities over the next decade. Finally, we expect that 2022 will see a rebound in freight railroad construction opportunities along with increased activity in other transportation civil infrastructure projects. The recently enacted

$1.0 trillion infrastructure legislation will provide positive momentum for our Specialty Civil Segment. With our improved balance sheet and increased liquidity, we are confident in the continued growth of our Renewable and Specialty Civil Segments.”

Third Quarter Results

Revenue by segment was as follows:

	Three Months Ended September 30,
(in thousands)	2021		2020
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables Segment	$517,172	74.1%	$327,051	62.6%
Specialty Civil Segment	180,587	25.9%	195,181	37.4%
Total revenue	$697,759	100.0%	$522,232	100.0%

Renewables Segment revenue totaled $517.2 million, an increase of 58.1%, or $190.1 million compared to the prior year, as a result of higher average wind project revenues and a $35.0 million increase in solar revenue from last year’s third quarter.

Specialty Civil Segment revenue totaled $180.6 million, a decrease of 7.5%, or $14.6 million year-over-year, primarily due to fewer construction projects and a lower average value of projects in the heavy civil and rail markets, partially offset by higher revenue from the environmental remediation market.

Segment Gross Profit

Gross profit by segment was as follows:

	Three Months Ended September 30,
(in thousands)	2021		2020
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$51,867	10.0%	$37,371	11.4%
Specialty Civil	20,303	11.2%	21,518	11.0%
Total gross profit	$72,170	10.3%	$58,889	11.3%

Renewables Segment gross profit was $51.9 million, or 10.0% of revenue, for the third quarter of 2021, compared to $37.4 million, or 11.4% of revenue, for the same period in 2020. The decrease in gross profit margin percentage for the Renewables Segment was primarily due to challenges resulting from hurricane-related rainfall, coupled with supply chain disruptions in the Company’s solar business, that caused inefficiencies in work sequencing on a few large projects.

Specialty Civil Segment gross profit was $20.3 million, or 11.2% of revenue, for the third quarter of 2021, as compared to $21.5 million, or 11.0% of revenue, for the same period in 2020. The increase in percentage was primarily due to growth in the environmental remediation market and the project mix compared to the prior year.

Selling, general and administrative expenses of $36.5 million increased 23.2%, or $6.9 million, in the third quarter of 2021 compared to the same period in 2020. As a percent of revenues, selling, general and administrative expenses were 5.2% in the third quarter of 2021, compared to 5.7% in the same period in 2020. The dollar increase in selling, general and administrative expenses was primarily driven by higher overall compensation and benefit expenses, travel costs, and information technology costs in the third quarter compared to last year’s quarter.

Interest expense decreased by $5.6 million compared to the same period in 2020. This decrease was primarily driven by the redemption of Series B Preferred Stock in August resulting in less interest expense compared to the prior year.

Other income (expense) for discussion, includes Loss on extinguishment of debt, Warrant liability fair value adjustment and Other income (expense) decreased by $126.8 million to an expense of $123.6 million in the third quarter of 2021, compared to other income of $3.2 million for the same period in 2020. This decrease was primarily the result of $101.0 million loss on debt extinguishment (see transaction summary below), a $17.6 million fair value adjustment of the Company’s warrant liability, and $5.1 million in transaction costs.

Provision for income taxes decreased by $3.9 million to an expense of $2.2 million in the third quarter of 2021, compared to an expense of $6.2 million for the same period in 2020. The effective tax rates for the period ended September 30, 2021 and 2020 were (2.3)% and 35.3%, respectively. The lower effective tax rate in the third quarter of 2021 was primarily attributable to lower permanent differences related to interest and other expenses accrued for the Series B Preferred Stock and for executive compensation.

Net loss was $99.6 million in the third quarter of 2021, compared net income of $11.3 million in the third quarter of 2020. Earnings per diluted share were $(2.63) for the quarter, compared to $0.32 per diluted share in the third quarter of 2020.

Adjusted EBITDA was $49.8 million for the third quarter, compared to $43.1 million in the third quarter of 2020. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of September 30, 2021, the Company had $158.3 million of cash and cash equivalents and total debt of $304.2 million, which consisted of the $300.0 million senior unsecured notes and $4.2 million of commercial equipment notes. At the end of the quarter, the Company had $116.3 million of availability under its credit facility.

Backlog

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared.

The following table summarizes the Company’s backlog by segment for the periods below:

(in millions)
Segments	September 30, 2021	December 31, 2020	September 30, 2020
Renewables	$1,773.9	$1,513.4	$1,435.5
Specialty Civil	923.4	556.1	472.2
Total	$2,697.3	$2,069.5	$1,907.7

The Company expects to realize approximately $1,661.9 million of its estimated backlog in the next twelve months.

Outlook

For the full year 2021, IEA is increasing its revenue guidance ranges and expect full year 2021 revenue in the range of $2.0 billion to $2.1 billion, up from $1.8 billion to $1.95 billion previously. The Company is also narrowing its Adjusted EBITDA guidance for the year to range from $130 million to $135 million, as compared to $130 million to $140 million previously. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Conference Call

IEA will hold a conference call to discuss its third quarter 2021 results on, Tuesday, November 9, 2021 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Third Quarter 2021 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website as well as available for replay by dialing (844) 512-2921 or (412) 317-6671 (international) and providing the PIN code: 13723502.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on permitting and project construction cycles, the U.S. economy and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;
•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•our ability to grow and manage growth profitably;
•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable energy market generally; and
•the “Risk Factors” described in our Annual Report on Form 10-K filed with the SEC on March 8, 2021, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addo.com
800-688-3775	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$697,759	$522,232	$1,534,319	$1,360,999
Cost of revenue	625,589	463,343	1,392,125	1,214,828
Gross profit	72,170	58,889	142,194	146,171

Selling, general and administrative expenses	36,539	29,656	92,279	87,214
Income from operations	35,631	29,233	49,915	58,957

Other income (expense), net:
Interest expense, net	(9,403)	(14,975)	(38,257)	(47,240)
Loss on extinguishment of debt	(101,006)	—	(101,006)	—
Warrant liability fair value adjustment	(17,582)	3,000	(17,216)	171
Other income (expense)	(5,040)	161	(4,798)	257
Income (loss) before provision for income taxes	(97,400)	17,419	(111,362)	12,145

Provision for income taxes	(2,249)	(6,153)	(4,022)	(10,025)

Net income (loss)	$(99,649)	$11,266	$(115,384)	$2,120
Less: Convertible Preferred Stock dividends	(255)	(619)	(1,587)	(1,991)
Less: Net income allocated to participating securities	—	(2,854)	—	(35)
Net income (loss) available for common stockholders	$(99,904)	$7,793	$(116,971)	$94

Net income (loss) per common share - basic	(2.63)	0.37	(4.09)	—
Net income (loss) per common share - diluted	(2.63)	0.32	(4.09)	—
Weighted average shares - basic	38,038,055	20,968,271	28,577,230	20,748,193
Weighted average shares - diluted	38,038,055	35,336,064	28,577,230	20,748,193

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$158,262	$164,041
Accounts receivable, net	327,406	163,793
Contract assets	222,659	145,183
Prepaid expenses and other current assets	22,147	19,352
Total current assets	730,474	492,369

Property, plant and equipment, net	140,512	130,746
Operating lease assets	37,046	36,461
Intangible assets, net	20,585	25,434
Goodwill	37,373	37,373
Company-owned life insurance	4,793	4,250
Deferred income taxes	—	2,069
Other assets	771	438
Total assets	$971,554	$729,140

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$199,487	$104,960
Accrued liabilities	196,623	129,594
Contract liabilities	146,281	118,235
Current portion of finance lease obligations	24,724	25,423
Current portion of operating lease obligations	10,196	8,835
Current portion of long-term debt	2,309	2,506
Total current liabilities	579,620	389,553

Finance lease obligations, less current portion	28,126	32,146
Operating lease obligations, less current portion	28,332	29,154
Long-term debt, less current portion	290,630	159,225
Debt - Series B Preferred Stock	—	173,868
Warrant obligations	18,848	9,200
Deferred compensation	7,634	8,672
Deferred income taxes	1,953	—
Total liabilities	$955,143	$801,818

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares issued and outstanding at December 31, 2020	—	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 44,553,902 and 21,008,745 shares issued and 44,553,902 and 21,008,745 outstanding at September 30, 2021 and December 31, 2020, respectively	4	2
Additional paid in capital	257,259	35,305
Accumulated deficit	(240,852)	(125,468)
Total stockholders' deficit	16,411	(90,161)
Total liabilities and stockholders' deficit	$971,554	$729,140

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(115,384)	$2,120
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34,407	36,566
Warrant liability fair value adjustment	17,216	(171)
Amortization of debt discounts and issuance costs	7,443	9,343
Loss on extinguishment of debt	101,006	—
Share-based compensation expense	4,179	3,067
Loss on sale of equipment	—	1,251
Deferred compensation	(1,038)	(139)
Accrued dividends on Series B Preferred Stock	—	7,959
Deferred income taxes	4,022	9,814
Other, net	(325)	287
Change in operating assets and liabilities:
Accounts receivable	(163,613)	17,327
Contract assets	(77,476)	(37,210)
Prepaid expenses and other assets	(3,130)	(3,288)
Accounts payable and accrued liabilities	165,943	(64,089)
Contract liabilities	28,046	(41,635)
Net cash provided by (used in) operating activities	1,296	(58,798)

Cash flow from investing activities:
Company-owned life insurance	(542)	847
Purchases of property, plant and equipment	(24,013)	(6,727)
Proceeds from sale of property, plant and equipment	3,512	4,151
Net cash used in investing activities	(21,043)	(1,729)

Cash flows from financing activities:
Proceeds from long-term debt	300,000	72,000
Payments on long-term debt	(1,934)	(83,201)
Extinguishment of debt	(173,345)	—
Extinguishment of Series B Preferred Stock	(264,937)	—
Debt financing fees	(11,415)	—
Payments on finance lease obligations	(22,742)	(19,301)
Proceeds from issuance of Common Stock	193,481	—
Proceeds from issuance of Series B Preferred Stock	—	350
Proceeds of issuance of employee stock awards	—	718
Shares for tax withholding on release of restricted stock units	(5,341)	—
Proceeds from exercise of warrants	201	—
Net cash provided by (used in) financing activities	13,968	(29,434)

Net change in cash and cash equivalents	(5,779)	(89,961)

Cash and cash equivalents, beginning of the period	164,041	147,259

Cash and cash equivalents, end of the period	$158,262	$57,298

Debt and Series B Preferred Stock Extinguishment

The use of proceeds from the equity transaction and the debt transaction is discussed below, the Company redeemed all of the Series B Preferred Stock and paid off our term loan. Below is a summary of the transactions for the use of proceeds:

Use of Proceeds ($ in millions)
Proceeds from Equity transaction	$193.5
Proceeds from Debt transaction	300.0
Transaction proceeds	493.5
Less: Deferred Fees	(11.4)
Net transaction proceeds	$482.1

Series B Preferred Stock redemption	$(264.9)
Term Loan payoff	(173.3)
Revolver and letter of credit payoff	(22.4)
Total use of proceeds	$(460.6)

Loss on Extinguishment of Debt
Series B Preferred Stock - Make Whole Premium	$47.3
Write-off of deferred fees term loan	13.2
Series B Preferred Stock - write-off of deferred fees and discount	40.5
Total loss on extinguishment of debt	$101.0

Equity Transaction

Public Offering

On August 2, 2021, the Company closed an underwritten public offering of 10,547,866 shares of common stock, par value $0.0001 per share (the “Common Stock”), which included the full exercise of the underwriters’ over-allotment option to purchase an additional 2,386,364 shares of Common Stock, at a public offering price of $11.00 per share and pre-funded warrants (the “Pre-Funded Warrants”) to purchase an additional 7,747,589 shares of Common Stock at a price of $10.9999 per Pre-Funded Warrant (the “Offering”).

The Pre-Funded Warrants to purchase 7,747,589 shares of our Common Stock were issued to the Ares Parties in connection with the closing of the Offering. The Pre-Funded Warrants have an exercise price of $0.0001 per share, do not expire and are exercisable at any time after their original issuance. The Pre-Funded Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates that report together as a group under the beneficial ownership rules, would beneficially own, after such exercise more than 32% of our issued and outstanding Common Stock.

At the closing of the Offering the Ares Parties completed the following equity transactions:

•converted all of their Series A Preferred Stock into 2,132,273 shares of Common Stock;

•the Company issued to the Ares Parties 507,417 shares of Common Stock representing shares of Common Stock underlying warrants that the Ares Parties were entitled to pursuant to anti-dilution rights that are triggered upon conversion of the Series A Preferred Stock described in Note 5. Fair value of financial instruments; and

•the Company issued to the Ares Parties 5,996,310 shares of Common Stock for the exercise of warrants that were issued to the Ares Parties in connection with their original purchases of Series B Preferred Stock (the “Series B Preferred Stock - Warrants”).

Shares Issued
Shares Outstanding June 30, 2021	25,150,306
Issuance of Common Stock	7,362,827
Issuance of Common Stock - Ares	3,185,039
Series B warrants converted to Common Stock - Ares	5,996,310
Series A conversion - Ares	2,132,273
Series A anti-dilution shares	649,068
Other equity activity	78,079
Shares Outstanding September 30, 2021	44,553,902

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$(99,649)	$11,266	$(115,384)	$2,120
Interest expense, net	9,403	14,975	38,257	47,240
Provision for income taxes	2,249	6,153	4,022	10,025
Depreciation and amortization	12,577	12,565	34,407	36,566
EBITDA	(75,420)	44,959	(38,698)	95,951

Non-cash stock compensation expense	1,526	1,110	4,179	3,067
Warrant liability fair value adjustment (1)	17,582	(3,000)	17,216	(171)
Transaction fees (2)	5,129	—	5,129	—
Loss on extinguishment of debt (3)	101,006	—	101,006	—
Adjusted EBITDA	$49,823	$43,069	$88,832	$98,847

(1) Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock - anti-dilution warrants and private merger warrant liability. The liabilities are fair value adjustments using different valuation methods.

(2) Reflects the transaction fees associated with the debt transaction and new equity offering.

(3) Reflects the loss incurred as a result of the extinguishment of the term loan and Series B Preferred Stock.

The following table outlines the reconciliation from 2021 projected net income to 2021 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2021
(in thousands)	Low Estimate	High Estimate

Net loss	$(99,500)	$(97,000)

Interest expense, net	44,500	44,500
Depreciation and amortization	50,000	50,000
Expense for income taxes	6,500	6,500
EBITDA	1,500	4,000

Non-cash stock compensation expense	5,500	5,500
Warrant liability fair value adjustment (1)	17,000	19,300
Transaction fees (2)	5,000	5,200
Loss on extinguishment of debt (3)	$101,000	$101,000
Adjusted EBITDA	$130,000	$135,000

(1) Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock - anti-dilution warrants and private merger warrant liability. The liabilities are fair value adjustments using different valuation methods.

(2) Reflects the transaction fees associated with the debt transaction and new equity offering.

(3) Reflects the loss incurred as a result of the extinguishment of the term loan and redemption of the Series B Preferred Stock.